Exhibit 10.1
FORM OF EXECUTIVE SEVERANCE AGREEMENT
     THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of this __ day of November 2011, between Progress Software Corporation, a Massachusetts corporation (the “Company”), and ________(the “Executive”).
R E C I T A L S
     A. Executive presently serves as an executive officer of the Company.
     B. Executive and the Company are parties to an Employee Retention and Motivation Agreement (as amended, the “ERMA”), which provides Executive with certain benefits following a Change in Control (as defined in the ERMA) and certain severance benefits upon the Executive’s termination of employment within twelve (12) months following a Change in Control.
     C. The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to provide Executive with certain severance benefits upon Executive’s termination of employment in circumstances other than following a Change in Control.
     D. In order to accomplish the foregoing objectives, the Board has directed the Company, upon execution of the Agreement by Executive, to commit to the terms provided herein.
     E. The Executive accepts the terms of the Agreement.
     F. Certain capitalized terms used in this Agreement are defined in Section 4 below.
     In consideration of the mutual covenants herein contained and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:
     1. Scope. This Agreement shall be applicable in the event an Involuntary Termination occurs during the Term (as defined in Section 2 below) in circumstances other than those circumstances in which the ERMA shall be applicable. In the event an Involuntary Termination occurs during the Term in circumstances in which the ERMA shall be applicable, any and all severance and other benefits to be paid to the Executive shall be governed by the terms and conditions of the ERMA and not this Agreement.
     2. Term. This Agreement shall take effect as of the date first set forth above and shall terminate on August 1, 2013 (the “Term”); provided, that the expiration of the Term and termination of this Agreement shall not affect the obligations of the parties hereunder on account of a termination of employment occurring prior to the expiration of the Term. Upon expiration of the Term and termination of this Agreement, Executive shall thereafter be subject to the severance plan, if any, then applicable to members of the Company’s Executive

Committee upon an Involuntary Termination, and Executive acknowledges that (i) such severance plan may provide lesser benefits upon an Involuntary Termination than those provided in this Agreement, (ii) the fact that such severance plan may provide lesser benefits upon an Involuntary Termination than those provided in this Agreement shall not constitute an event giving rise to an Involuntary Termination hereunder or under any other agreement or plan to which Executive is subject, and (iii) Executive shall not be entitled to claim that the severance benefits provided under this Agreement apply to any termination of employment occurring after expiration of the Term.
     3. Termination Benefits; Severance.
          (a) If Executive’s employment is terminated by the Company or Executive for any reason or no reason, then Executive shall be entitled to the following (the “Mandatory Payments”):
               (i) All accrued but unpaid base salary through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;
               (ii) Pay for any vacation time earned but not used through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;
               (iii) Any unpaid or unreimbursed business expenses incurred and documented by Executive in accordance with the Company’s expense reimbursement policy then in effect, to the extent incurred during the Employment Period, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date; and
               (iv) Any accrued but unpaid benefits provided under the Company’s employee benefit plans, to be paid and provided in accordance with the terms of the applicable plan.
          (b) Involuntary Termination. Subject to Sections 1 and 2 above, if Executive’s employment is terminated as a result of an Involuntary Termination and such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code, then Executive shall be entitled to the following:
               (i) For a period of twelve (12) months after the Termination Date (the “Severance Period”), the Company will pay an amount equal to Executive’s total Target Compensation in equal installments over such 12 months in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings. Such payments shall commence on the first payroll date that occurs thirty (30) days or more after the Termination Date. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. No service will be required of during the Severance Period. No vacation or floating holidays will accrue during the Severance Period.

               (ii) The Company will pay the COBRA premiums (less the amount Executive would have otherwise been required to contribute for health benefits if he had continued on the Company’s medical and dental plans with his coverage elections as of the Termination Date) until (in each case, the “COBRA Premium Payment Period”) the earlier of (A) expiration of the Severance Period, or (B) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
               (iii) Executive will remain eligible to receive a pro-rata portion (based on the number of days employed with the Company during the fiscal year in which the Termination Date occurs) of Executive’s bonus for the fiscal year in which the Termination Date occurs pursuant to the Company’s Corporate Incentive Compensation Plan then in effect, such payment, if any, to be made in accordance with the terms of, and at the time provided in, such incentive compensation plan.
               (iv) All unvested stock options held by the Executive which were granted prior to the Termination Date under the Company’s stock option or equity incentive plans which would otherwise vest and become fully exercisable during the twenty-four (24) month period following the Termination Date shall instead accelerate and become fully exercisable as of the Termination Date. The vesting of all other outstanding stock options shall cease immediately as of the Termination Date. Unvested options will be cancelled on the Termination Date. Vested options must be exercised on or before the date that is ninety (90) days following the Termination Date. Vested but unexercised options will be cancelled on the date that is ninety (90) days following the Termination Date, or ten (10) days after the end of the blackout period in effect during such ninety (90) day period, if later, if Executive is subject to such blackout, but in no event beyond the expiration date(s) applicable to such vested options.
               (v) All shares of restricted equity held by Executive which were granted prior to the Termination Date under the Company’s stock option or equity incentive plans which would otherwise become nonforfeitable and not subject to any restrictions during the twenty-four (24) month period following the Termination Date shall instead become nonforfeitable and not subject to any restrictions as of the Termination Date.
               (vi) Executive will be entitled to seek outplacement services, at the Company’s expense, to be described in materials to be provided to Executive on the Termination Date. The maximum expense to be provided by the Company directly to the third party providing such outplacement services is $25,000.00.
               (vii) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service (within the meaning of Section 409A of the Code), Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i)

of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after Executive’s “separation from service” (within the meaning of Section 409A of the Code), (B) Executive’s death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (c) Voluntary Resignation. If Executive’s employment terminates by reason of Executive’s voluntary resignation (which is not an Involuntary Termination), then Executive shall not be entitled to receive any severance payments or other benefits except for the Mandatory Payments or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans in effect on the date of such termination, other than as specifically required by applicable law.
          (d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment is terminated due to the death of Executive, then Executive shall not be entitled to receive any severance payments or other benefits except for the Mandatory Payments and those (if any) as may then be established under the Company’s severance guidelines and benefit plans in effect at the time of such Disability or death.
          (e) Termination for Cause. If the Company terminates Executive’s employment for Cause, then Executive shall not be entitled to receive any severance payments, bonus payments, or other benefits following the date of such termination except for the Mandatory Payments or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans in effect on the date of such termination, other than as specifically required by applicable law.
     4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause “Cause” shall mean intentional conduct by Executive involving any of the following: (i) substantial and continuing violations by Executive of his obligations as an employee of the Company; (ii) Executive’s material violation of the Company’s workplace policies; (iii) Executive’s breach of any material provision of a written agreement between Executive and the Company; or (iv) Executive’s disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company: provided, however, that prior to any termination for Cause under subsections (i), (ii) and (iii) above, the Company must (y)

provide Executive with a written notice, which describes in reasonable detail the basis for the Company’s belief that Executive has engaged in conduct giving rise to a potential Cause termination, and (z) except in those circumstances where Executive’s conduct has resulted or reasonably could result in harm to the Company, provide Executive with a period of at least ten (10) calendar days after Executive’s receipt of the Company’s written notice in which to cure the conduct described therein unless such conduct is not reasonably capable of cure within such time frame or at all, in which case, no cure period shall be provided.
          (b) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (c) Disability. “Disability” shall mean that the Executive has been unable to perform his duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of his duties as an employee of the Company before termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (d) Involuntary Termination “Involuntary Termination” shall mean that either (i) that the Company has terminated Executive’s employment other than for Cause, Disability or Executive’s death, or (ii) that the conditions set forth in of subsections (i), (ii) and (iii) below have all occurred:
               (i) Any of the following “Events” occurs without Executive’s prior written consent during the term of this Agreement:
(A)	the assignment to Executive of any duties which are materially inconsistent with Executive’s position with the Company and duties in effect immediately prior to such assignment, the significant reduction of Executive’s duties, or the removal of Executive from Executive’s position and responsibilities, in each case, which is not effected for Disability or for Cause;

(B)	a material reduction by the Company in the base salary and/or target bonus of the Executive as in effect immediately prior to such reduction;

(C)	the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive’s then present location, without the Executive’s express written consent;

(D)	any purported termination of the Executive by the Company for Cause for which the grounds relied upon are not valid; or

(E)	A material breach of this Agreement by the Company.
               (ii) Within sixty (60) days after the first occurrence of any such Event, the Executive provides written notice to the Company describing with reasonable specificity the Event and stating his intention to resign from employment due to such Event; and
               (iii) Either the Company does not cure, or cause to be cured, such Event within thirty (30) days after receipt of Executive’s notice or the Company in its sole discretion concedes the occurrence of such Event and gives notice that it does not intend to cure such Event.
          (e) Target Compensation. “Target Compensation” shall mean the sum of Executive’s base salary and target bonus then in effect as of the Termination Date.
          (f) Termination Date. “Termination Date” shall mean the date the Executive’s employment with the Company terminates.
     5. Conditions to Receipt of Severance. The Company’s obligation to pay any severance pursuant to Section 3(b) will be subject to the performance by Executive of his obligations as follows:
          (a) Separation Agreement and Release of Claims. Executive shall sign and return to the Company (without revoking) a standard separation agreement and release of claims by the deadline specified therein, which shall in all events be no later than the thirtieth (30th) day following the Termination Date. The Company will have no obligation to make any payment under Section 3(b) or otherwise except as specifically required by law until it has received an effective separation and release of claims agreement, and the return of all Company property under Section 5(b).
          (b) Return and Protection of Company Property. Executive agrees to return to the Company all Company documents and property (except as set forth above) no later than five (5) days after the Termination Date and to abide by the terms of his Employee Proprietary Information and Confidentiality Agreement signed as of _______ (the “Proprietary Information Agreement”).
          (c) Cooperation. Executive agrees to make himself available to the Company after the Termination Date either by telephone or in person upon reasonable notice and with reasonable accommodation to the Executive’s personal and business affairs, to assist the

Company in connection with any matter relating to services performed by Executive on behalf of the Company prior to the Termination Date. The Executive, also upon reasonable notice and with reasonable accommodation to his personal and business affairs, further agrees to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees and which relates to the aforesaid services, including without limitation, by meeting with the Company’s counsel and appearing to testify truthfully in any proceeding without the necessity of a subpoena. The Company shall reimburse the Executive for his reasonable documented travel expenses incurred in connection with such cooperation. Notwithstanding the aforesaid, the Executive’s obligations set forth above shall not apply to any matter in which the Executive’s interests are materially adverse to those of the Company. Reimbursements of expenses shall be paid within thirty (30) days of the Company’s receipt of an invoice from the Executive or his designee for the same. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive. The Executive shall submit any such expense requests in a sufficiently timely manner so as to permit the Company to comply with the previous sentence.
          (d) Non-Competition.
               (i) Executive recognizes the highly competitive nature of the Company’s business and that the Executive’s position with the Company and access to and use of the Company’s confidential records and proprietary information renders the Executive special and unique. Executive hereby agrees that for a period of one (1) year from the Termination Date (the “Restricted Period”), he shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business with operations in the United States; provided, however, that (i) ownership of two percent (2%) or less of the stock or other securities of a publicly traded corporation and (ii) passive ownership of less than a five percent (5%) interest as a limited partner of a venture capital fund, private equity fund or similar investment vehicle or ownership of shares in a mutual fund shall not constitute a breach of this Section 5(d), in each case under this clause (ii), with respect to which the Executive has no role in the review, selection or management of any investments. For purposes hereof, the term, “Competing Business,” shall mean IBM/WebSphere Unit, Tibco, Informatica, Software AG and Oracle and, in each case, their respective subsidiaries.
               (ii) Executive acknowledges that the business of the Company is worldwide in scope and therefore understands and agrees that there is no geographic limitation on the scope of this Section 5(d). Executive further agrees that the nature of the

Company’s confidential information and the goodwill relationship that were developed for the Company during the Executive’s employment support the continuation of the restrictions pursuant to this Section for one (1) year. Notwithstanding the foregoing, if a court determines that the geographic scope of this Section or the length of the Restricted Period is excessive, the parties agree that this Section should be enforced to the maximum extent that the court determines to be permissible.
               (iii) The parties agree that, throughout his employment with the Company, the Executive has been obligated to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of the covenants of the Executive in this Section 5, the injury or imminent injury to the value and the goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, the Executive acknowledges that, in addition to any other remedies that may be awarded, the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against the Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by the Executive. In addition, in the event the Executive breaches or threatens to breach this Section 5 of this Agreement, such breach or threatened breach will entitle the Company, without posting of a bond, to an injunction prohibiting the Executive from violating the terms of this Section 5.
          (e) Non-Disparagement. Executive agrees that during the Restricted Period, except as required by law or to enforce the terms of this Agreement, the Executive shall not make any disparaging statements about the Company (including for these purposes any subsidiary or affiliate), its officers, directors, employees, products or services. For purposes of this Agreement, statements in the course of testimony in a legal or regulatory proceeding or in response to an inquiry by a governmental or other regulatory entity shall be considered to be “required by law.”
          (f) Breach of Obligations. Anything to the contrary contained herein notwithstanding, but except solely as specifically required by applicable law, in the event that Executive materially breaches the separation agreement and release of claims or the Proprietary Information Agreement or Executive’s obligations under this Section 5(a), (b), (d) or (e) above, the Company: (i) shall have no obligations to make any further payments under Section 3(b) above, or to otherwise pay any severance or benefits otherwise owed under this Agreement following the termination of Executive’s employment (and all such obligations shall be terminated), and (ii) shall have the full and unfettered right to recover from Executive all payments that may have been made under Section 3(b) above, and all severance or severance benefits otherwise paid under this Agreement following the termination of Executive’s employment. The termination under this paragraph of the Company’s payment obligations or its recovery of amounts paid shall have no effect on Executive’s continuing obligations under this Agreement.

     6. Successors
          (a) Company’s Successors Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors The terms of this Agreement and all rights of the Executive’s hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     7. Notice
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          (b) Notice of Termination by the Company. Any termination by the Company of the Executive’s employment with the Company shall be communicated by notice of termination to the Executive at least five (5) days prior to the date of such termination, given in accordance with Section 7(a) of this Agreement. Such notice shall specify the termination date and whether the termination is considered by the Company to be for Cause as defined in Section 4(a) in which case the Company shall identify the specific subsection(s) of Section 4(a) asserted by the Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.
     8. Miscellaneous Provisions
          (a) No Duty to Mitigate The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
          (c) Entire Agreement. This Agreement, the ERMA and the Proprietary Information Agreement represent the entire agreement of the Company and Executive with respect to the subject matter covered hereby and supersede any and all previous term sheets, negotiations, memoranda, contracts, arrangements, discussions or understandings between the Company and Executive.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The parties each hereby (i) agree that all legal proceedings arising out of or in connection with this Agreement shall be brought, and (ii) irrevocably consent and agree to the exercise of personal jurisdiction, exclusively in the appropriate state and federal courts within the Commonwealth of Massachusetts.
          (e) Severability. The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event the Executive prevails in an action or proceeding brought to enforce the terms of this Agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this Agreement, the Executive shall be entitled to recover all costs and reasonable attorney’s fees.
          (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.
          (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (i) Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (j) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
          (k) No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by Executive and the Company.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

PROGRESS SOFTWARE CORPORATION
By:
Name:
Title:

EXECUTIVE OFFICER